Exhibit 10.5

EXECUTION VERSION

MASTER EXECUTIVE EMPLOYMENT AGREEMENT

Dear Mr. Liu:

This Master Executive Employment Agreement, dated as of June 5, 2010 (this “Agreement”), is made and entered into by and between you and AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”).

The effective date of this Agreement (the “Effective Date”) shall be the Closing Date, as defined in that certain Business Combination Agreement, dated as of December 4, 2009, by and among AsiaInfo Holdings, Inc., Linkage Technologies International Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands (“Linkage”), and the other parties thereto (the “Combination Agreement”).

For purposes of this Agreement, “Group” means the Company and any direct or indirect subsidiaries and variable interest entities of the Company, including, for the avoidance of doubt, Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands, and all of its direct and indirect subsidiaries, which will be acquired by the Company or an affiliate of the Company on the Effective Date.

1.	PURPOSE OF THIS AGREEMENT AND THE SUPPLEMENTARY AGREEMENTS

1.1	The purpose of this Agreement is to set forth certain principal terms and conditions that apply to all of the employment services you render to the Company and other members of the Group, either directly or pursuant to secondments or similar arrangements, if any. Your employment shall also be governed from time to time by certain additional written agreements described in Section 1.2 below (hereinafter “Supplementary Agreements”), as well as the written policies of the Company and the Group. The term of your employment, along with your salary and benefits and the provisions relevant to the termination of your employment by you or the Group are set forth in the Supplementary Agreements. Any of the Supplementary Agreements may be terminated, modified or amended from time to time in accordance with their respective terms. In the event of any conflict between the terms of any such Supplementary Agreement and the terms hereof, the terms hereof shall govern.

1.2	The Supplementary Agreements, each of which shall become effective as of the Effective Date, are as follows:

1.2.1	the Confidentiality and Non-Competition Agreement between you and AsiaInfo Technologies (China), Inc., a company organized under the laws of the People’s Republic of China (“AsiaInfo Technologies”), a copy which is attached hereto as Exhibit A (the “Confidentiality and Non-Competition Agreement”);

1.2.2	the PRC Employment Contract between AsiaInfo Technologies and you, a copy of which is attached hereto as Exhibit B (the “PRC Employment Contract”); and

1.2.3	the Change of Control Severance Agreement between you and the Company, a copy of which is attached hereto as Exhibit C.

1.3	Pursuant to the PRC Employment Contract, you will have the title of Executive Vice President of AsiaInfo Technologies. In that capacity, you will report to the Chief Executive Officer of AsiaInfo Technologies. In your role as an executive of the Company, you will have the same title and will report to the Company’s Chief Executive Officer.

2.	CONFIDENTIAL INFORMATION AND INVENTIONS

2.1	You agree to comply strictly with the confidentiality and invention assignment provisions attached to this Agreement as Appendix I.

3.	NON-COMPETITION

3.1	You acknowledge that:

3.1.1	you possess skills that are special, unique or extraordinary;

3.1.2	the level of compensation and the provisions in the Supplementary Agreements for compensation are partly in consideration of and conditioned upon your not competing with the Group;

3.1.3	the provisions of this Clause 3 are essential to protect the business and goodwill of the Group.

3.2	You agree that during your employment with the Group, and for a period of six (6) months thereafter (the “Covenant Period”) you will not render services for any organization, or engage directly or indirectly in any other employment, business, or business related activity unless you receive the prior written approval of the Company’s Board of Directors (the “Board”) to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of the Group or otherwise conflict with or adversely affect in any way your performance of your employment obligations to the Group.

3.3	You agree that, during your employment, you shall devote substantially all your business efforts and time to the Group. You further agree that, during your employment, you will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that you may:

3.3.1	serve in any capacity with any professional, community, industry, civic, educational or charitable organization;

3.3.2	serve as a member of corporate boards or directors on which you currently serve and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors; and

3.3.3	manage your personal investments and legal affairs so long as such activities do not materially interfere with the discharge of your duties to the Group.

3.4	You agree that during your employment and the Covenant Period, except as provided below, you will not:

3.4.1	accept employment with or render services or advice to any organization, or engage, directly or indirectly in any business that competes with the business of the Group in any province in the People’s Republic of China (the “PRC”) where the Group is physically located or in which it generates more than 5% of its China revenues, as well as all areas of Hong Kong, Macau and Taiwan;

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3.4.2	become an owner of any company which provides products or services that are competitive with those offered or planned by the Group, including, but not limited to, companies offering system integration services or telecommunications infrastructure software products in the PRC, Hong Kong, Macau or Taiwan (the business activities referred to in this paragraph will hereinafter be referred to as the “Business”); or

3.4.3	directly or indirectly disrupt, damage or interfere with the operation or business of the Group by soliciting, recruiting, diverting, taking away or otherwise interfering with any customers or clients of the Group; or

3.4.4	directly or indirectly solicit or encourage any employee or consultant of the Group to terminate his or her employment or engagement, or to accept employment or an engagement with any other company.

3.5	Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to, but not more than, one percent (1%) of any class of “publicly traded securities” of any company engaged in the Business. The term “publicly traded securities” shall mean securities that are traded on an internationally-recognized securities exchange.

3.6	If any restriction set forth in this Clause is found by a court or arbitrator to be unenforceable by reason of its extent, duration, geographical scope or for any other reason, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such extent, duration, geographical scope or other provision as shall be deemed enforceable.

3.7	You acknowledge that irreparable harm will be suffered by the Company in the event of the breach by you of any of your obligations under this Agreement, and that the Company will be entitled, by reason of such breach or any threatened breach, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement, in addition to the Company’s other rights. Any claims asserted by you against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement.

4.	ARBITRATION

4.1	You agree that, except as otherwise specifically required by law, any dispute or controversy arising out of or in any way concerning this Agreement or your employment with the Company or any other member of the Group, shall be submitted to a single arbitrator appointed by the Hong Kong International Arbitration Center. The arbitration shall be conducted in Hong Kong in accordance with the then applicable arbitration rules of the United Nations Commission on International Trade Law and the language used in the arbitral proceedings shall be English. The arbitration award shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitration award in any court having jurisdiction. The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel’s fees and expenses. Notwithstanding this arbitration clause, the parties may apply for injunctive relief to any court with jurisdiction.

4.2	You understand that each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party’s like promise.

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5.	MISCELLANEOUS PROVISIONS

Except as otherwise provided in any Supplemental Agreements, nothing in this Agreement shall confer on you any right to continue in the employ of the Company or any other members of the Group or interfere in any way with the right of the Company to terminate your employment at any time. This Agreement and the Supplemental Agreements represent the entire agreement among you, the Company and the other members of the Group relating to your employment and the additional matters provided for herein and therein and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof and thereof, specifically including any employment or other compensatory agreements or understandings with Linkage or any of its subsidiaries. Upon the Effective Date, any such prior agreements or understandings shall terminate and cease to be effective. This Agreement may be amended or altered only in a writing signed by you and the Company.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

[Signature Page Follows]

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Sincerely,

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang

Name:	Steve Zhang

Title:	President & CEO

I agree to and accept the terms and conditions of this Agreement.

GUOXIANG LIU

/s/ Guoxiang Liu

[SIGNATURE PAGE TO MASTER EXECUTIVE EMPLOYMENT AGREEMENT]

APPENDIX I

CONFIDENTIAL INFORMATION AND INVENTIONS

For purposes of this Appendix, the “Company” means AsiaInfo Holdings, Inc., a Delaware corporation, and the “Group” means the Company and any direct or indirect subsidiary of the Company.

1. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or the benefit of the Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information (as hereafter defined). I understand that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company and/or any other member of the Group on whom I called or with whom I became acquainted during the term of my employment), partners, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, yield data, equipment modifications, pricing, marketing, finances or other business information of the Group disclosed to me by or obtained by me from the Company and/or any other member of the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company and/or any other member of the Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree to indemnify the Company and/or any other member of the Group and hold it or them harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of litigation, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company and/or any other member of the Group of such proprietary information or trade secrets improperly used or disclosed by me.

(c) Third Party Information. I recognize that the Company and other members of the Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part or the part of other members of the Group to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2. Inventions.

(a) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 2(e) below. I acknowledge that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by me, as an employee, (solely or jointly with others) within the scope of and during the period of my employment with the Company. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’ sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to me as a result of the Company’s efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(b) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s (or its designee’s) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Group for any reason. If the Company or its designee is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Returning Company Documents.

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company and/or any other member of the Group.

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EXHIBIT A

AsiaInfo Technologies (China), Inc.

Confidentiality and Non-Competition Agreement

Party A:	Name: AsiaInfo Technologies (China), Inc.

Address: Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing, P.R.China
Legal representative: Steve Zhang

Party B:	Name: Guoxiang Liu

Address: [—]
ID card No.: [—]

Party A and Party B mutually recognize that Party B has the obligation to abide by certain information security and trade secret laws and regulations. Party A and Part B acknowledge and agree that any such violation may be subject to liabilities under certain provisions of Chinese criminal laws.

Party A and Party B mutually recognize that Party B may have access to or become aware of the trade secrets of Party A and any Third Party during the employment of Party B, and that the trade secrets of Party A and/or any Third Party have significant effect on their competitive advantages in the market. Party B acknowledges that, if the trade secrets of Party A and/or any Third Party are not effectively protected, the production and operations of Party A and/or any Third Party may be threatened, and Party A and/or the Third Party may even sustain irrecoverable losses. Therefore, it is Party B’s obligation to keep the trade secrets of Party A and/or any Third Party confidential. Party A and Party B also agree that Party B might have access to certain Third Party’s business operation system or telecommunications network and information during the employment, thus it is also Party B’s obligation to strictly comply with any Third Party’s operation rules and protect telecommunications network and information security. In consideration of the foregoing, Party A and Party B hereby enter into this agreement in accordance with the current applicable laws and regulations of the People’s Republic of China with respect to maintaining the confidentiality of the Trade Secrets of Party A by Party B and Party B’s certain non-competition obligations during the period when Party B is employed by Party A and after Party B’s employment with Party A is terminated.

1.	General principles and definitions

1.1.	In order to protect the legal rights and interests of both parties, the following principles shall apply to this agreement: this agreement should prevent any unfair competition activities against Party A as well as to ensure that the Party B’s legal rights are fully protected.

1.2.	The “Service Term” referred to in this agreement shall mean the period from the time when Party B commences to receive salary from Party A to the time of termination (or extinguishment) of the labor relation between Party A and Party B.

1.3.	A “Separation” referred to in this agreement shall mean that either party expressly indicates the intention to dissolve or terminate the employment relation and puts such intention into action, and shall comprise of all regular separations, such as resignation, dismissal, or dissolution or termination of the labor (contract) relation, and all irregular separations.

1.4.	A “Third Party” referred to in this agreement shall mean any person or entity that is related to either Party A or Party B, including but not limited to Party A’s customers, suppliers, business partners and Party B’s prior employers.

1.5.

The “Trade Secrets” referred to in this agreement shall mean any technical or operational information which are unknown to the public, may generate economic benefits for Party A and/or any Third Party, and are subject to Party A and/or any Third Party’s confidentiality measures, regardless whether it is owned by Party A or any Third Party to whom Party A is subject to confidentiality obligations and liabilities. Trade Secrets shall include but not be limited to:

1.5.1.	items for which Party A has organized R&D or which are otherwise obtained by Party A, and which may have specific complete technical contents, or may constitute a technical resolution for a product or technology and improvements thereof, or may be part of the technical elements of a certain product or technology, including but not limited to (1) software product designs currently owned, developed or conceived by Party A and/or any Third Party; (2) computer programs; (3) information and materials concerning the service projects currently owned, developed or conceived by Party A and/or any Third Party;

1.5.2.	the entirety or elements of Party A’s and/or any Third Party’s business strategies, forecasts, business and marketing plans, business operation scope and management decision, various non-public information known by Party A and/or any Third Party, project management, technical management, archive management, quality management methods, pricing methods, development plans, investment plans, operation rules, commercial network, client name-lists, goods supply information, advertising planning, management experience, financial status, price lists, human resources planning, company structure information, internal rules and policies, business rules, bid prices and bid documents, and other relevant resolutions, documents and letters, etc.; the data, documents, experimental reports, base stations distributed data and other information of Party A and/or any Third Party’s network planning and operation;

1.5.3.	Party A and/or any Third Party’s customer information, including but not limited to, customer database, call records, customers’ names, mobile numbers, passwords, itemized bills, monthly bills, SIM card information, addresses, contact information and other customer information of similar nature; any electronic information included in Party A and/or any Third Party’s IT operation support systems, databases, including but not limited to electronic documents, notices, data, internal materials, information and emails which are relevant to Party A and/or any Third Party’s Trade Secret; and

1.5.4.	any information on Party A and/or any Third Party’s on-going or pending business dealings, including but not limited to draft agreements, performing agreements, or issues involving customers’ claims, arbitrations or litigations, dispositions of assets or rights, etc.

Media and Form of Trade Secrets

The media and form of Trade Secrets include but are not limited to letters, graphs and tables, video and electronic documents, etc. which may be in written or verbal format. All Trade Secrets shall be subject to this agreement regardless whether they are marked confidential.

1.6.	A “Competing Unit” referred to in this agreement shall mean any individual, company, enterprise, partnership, department, association, institutional unit, social entity or other organization which engages in the same kind of business as Party A (including similar business), or provides the same kind of services as Party A, or constitutes an actual or potential competitor of the business of Party A within the territorial scope of Mainland China, Hong Kong, Macau, and Taiwan area. These competing units include but are not limited to the following:

1.6.1.	An enterprise which is in the same industry as Party A;

1.6.2.	An enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A;

1.6.3.	A company, enterprise, or other organization which provides professional consultation or advisory services to the enterprises or organizations referred to in the preceding paragraphs.

1.7.	The “Non-competition Obligations” referred to in this agreement shall mean the obligations set forth in Article 4 of this agreement.

2.	Protection of Trade Secrets and Assignment of Intellectual Property Rights

2.1.	Only designated individuals shall produce, receive and send, transfer, use, copy, excerpt, save and destroy the documents, materials and other items involving a Trade Secret. Party B may not access those Trade Secrets that are not necessary to fulfill his job responsibilities. Party B may not copy or excerpt any Trade Secret without authorization. Proper safety measures must be taken when receiving, sending, transferring and retrieving Trade Secrets.

Unless authorized, Party B may not disclose Trade Secrets through any personal communications and correspondences, nor discuss Trade Secrets in public, nor transfer Trade Secrets by any other means. Party B shall obtain prior approval from Party A when disclosing Trade Secrets during any business communications and cooperation discussions. In case Party B realizes that a Trade Secret is inadvertently disclosed or is pending inadvertent disclosure, Party B shall immediately report to Party A and shall take remedial measures as instructed by Part A.

Party B agrees not to divulge, disclose, provide or disseminate, in any manner to any person or entity (including those employees of Party A, who may not access Trade Secrets according to Party A’s confidentiality policy) at any time, or utilize Trade Secrets improperly when performing his job duties, without Party A’s and/or any Third Party’s express written consent.

2.2.	Party B agrees to hold Trade Secrets confidential and not to use any Trade Secret after the Separation in the same manner as if it was during the Service Term.

All of Party A’s and/or any Third Party’s Trade Secrets, which are possessed or controlled by Party B, including but not limited to equipment, CDs, magnetic disks, magnetic tapes, notebooks, memoranda, reports, archives, samples, books, correspondence, lists, other written and graphic records, or in any other forms, shall be Party A’s property. Party B shall return the foregoing upon Party B’s Separation or Party A’s request.

2.3.	Party B undertakes not to disclose the Trade Secrets of Party A and/or any Third Party under this agreement to any subsequent employer(s) of Party B.

2.4.	Unless Party B has obtained Party A’s authorization and consent in writing, all the inventions made by Party B in connection with his employment, either separately or jointly with others, during his Service Term, shall be owned by Party A.

2.5.	Party B shall have the obligation to disclose to Party A all the intellectual property rights applied for or obtained by Party B during the Service Term and within one year after Party B’s Separation.

2.6.	Party B undertakes that the intellectual property rights to the patents and all other intellectual properties accomplished by Party B in connection with his employment, or developed by Party B within one year following his Separation from Party A, shall be owned by Party A.

3.	Third-Party Procedures and Telecommunication Network and Information Security

3.1.	During Party B’s Service Term, if Party B is engaged in any project assignments for a Third Party, Party B shall strictly abide by such Third Party’s rules and regulations on safety, work process and confidentiality and privacy.

3.2.	Unless and until upon written approval of Party A and/or the Third Party, Party B shall not access any Third Party’s product data, or add, delete, or revise any data or program in the Third Party’s system or software.

3.3.	Party B agrees that Party B shall not take any non-work related individuals to the Third Party’s business location.

3.4.	Party B may not engage in any behavior which might compromise Party A’s and/or the Third Party’s telecommunications network security and information security:

3.4.1.	Party B may not use Party A or any Third Party’s telecommunications networks to produce, copy, publish or transmit any information that is in violation of applicable Chinese rules and regulations, including information that:

3.4.1.1.	violates the fundamental principles of the Chinese constitution;

3.4.1.2.	is detrimental to state security, state secrecy, state power as well as national unification;

3.4.1.3.	impairs state honor and interests;

3.4.1.4.	agitates ethnic hatred and discrimination, and jeopardizes ethnic solidarity;

3.4.1.5.	violates state religious policies by promoting cult, feudalism and superstition;

3.4.1.6.	spreads rumor and disturbs social stability;

3.4.1.7.	promotes obscenity, eroticism, gambling, violence, homicide and terror or the abetment of criminality;

3.4.1.8.	insults or slanders others or violates the legal right of others; and

3.4.1.9.	contains matters that are prohibited by Chinese laws and regulations.

3.4.2.	Party B may not engage in any activity that may endanger Party A’s and/or the Third Party’s telecommunications network security and information security, including but not limited to:

3.4.2.1.	deleting or modifying the functions of telecommunications networks or the data stored, processed or transmitted and the application programs thereof;

3.4.2.2.	stealing or destroying the information of others, or carrying out any activities that are harmful to the lawful rights and interests of others by using Party A and/or the Third Party’s telecommunications networks;

3.4.2.3.	producing, copying or transmitting computer viruses or attacking Party A and/or any Third Party’s telecommunications networks and other telecommunications facilities; and

3.4.2.4.	carrying out other activities harmful to telecommunications network security and information security.

3.4.3.	Party B may not disclose or use any information transmitted by Party A and/or the Third Party’s customers through the telecommunications network without proper authorization.

3.4.4.	Party B may not wiretap, copy, modify customers’ communication information, or provide conveniences for others to wiretap, copy, or modify, customers’ communication information.

3.4.5.	Party B shall abide by Party’s A code of ethics. Party B may not misappropriate any resources available through Party A and/or the Third Party’s telecommunications network including any customers’ numbers, card numbers, and passwords, etc.

4.	Non-competition clause

4.1.	Party B undertakes not to engage in, for his own or on behalf of others, or participate in the operation of, any business which is competing with Party A directly or indirectly, during his Service Term without Party A’s prior written consent.

4.2.	During Party B’s Service Term, without Party A’s prior written consent, Party B undertakes that: he will not pursue a second occupation; he will not accept or acquire any position (including but not limited to a position of partner, director, supervisor, shareholder, manager, staff member, agent, consultant, etc) in any Competing Unit or any other economic organization or social entity having direct economic relation with Party A; he will not provide to such Competing Units any advisory services (regardless of whether or not Party B receives any compensation) or any other assistance (such as engaging in any business the scope of which is identical or similar to the business which Party A is currently undertaking or Party A may decide to develop from time to time); he will not make use of his position at Party A in order to obtain benefits by any improper means; he will not seek private interests for himself by utilizing his position and authority in Party A.

4.3.	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B shall not hold any position in any Competing Unit within the period to which the economic compensation fee for non-competition paid by Party A is applicable.

4.4.	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B will not establish and manage, either directly or indirectly, any enterprise which is in competition with Party A, within the period to which the economic compensation fee for non-competition paid by Party A is applicable, including but not limited to the establishment or management of:

4.4.1.	an enterprise which is in the same industry as Party A;

4.4.2.	an enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A; or

4.4.3.	an enterprise, or other organization which provides professional consultation or advisory services to the enterprise or organization, referred to in the preceding paragraphs.

4.5.	At the time when Party B delivers a resignation notice to Party A or Party A delivers a dismissal notice to Party B, namely, upon termination or dissolution of the labor contract, Party B shall have the obligation to notify Party A in writing of his true subsequent employer. During the non-competition period in which Party B enjoys the economic compensation fee, Party B shall have the obligation to notify Party A in writing of his each new employer unit, position, and the business nature of the new employer unit in which Party A is employed. The time limit for notice shall be one week from the date of commencement of Party B’s employment at the new unit.

4.6.	Party B agrees that, during his Service Term and within two years from his Separation from Party A, Party B warrants not to instigate, entice, encourage, solicit, or otherwise attempt to affect, directly or indirectly, any other staff member of Party A for the purpose of leaving Party A and serving Party B or any other individual or entity; Party B warrants not to solicit Party A’s clients or pervious clients for seizing their business and gaining direct or indirect benefits, with the exception of Party B’s activities for performance of his duties during the Service Term at Party A.

5.	Payment of compensation fee

5.1.	Within one month after Party B’s Separation from Party A, Party A shall decide whether it requests Party B to undertake the Non-competition Obligation as well as the period of non-competition.

5.2.	If Party A decides to require Party B to undertake the Non-competition Obligation, it shall pay the non-competition compensation fee according to Article 5.3 of this agreement.

5.3.	The non-competition compensation fee shall be 50% of Party B’s annual salary (if the local government stipulates a minimum more than this amount, such minimum shall prevail). The non-competition period to which such compensation fee is applicable shall be 12 months, commencing on the date of Party B’s Separation from Party A.

5.4.	The non-competition compensation fee to Party B stipulated in this agreement is the total amount Party B deserved in the non-competition period, which shall be paid in one of the following means:

5.4.1.	a lump sum payment payable one month after Party B’s termination date; or

5.4.2.	a monthly payment payable to Party B after Party B’s termination. Such payment is payable each month as long as Party B is subject to the non-competition provisions of this agreement.

The non-competition compensation fee shall be collected by Party B at Party A’s corporate address (or paid by Party A to Party B via bank or post office). If Party B refuses to receive the payment, Party A may submit the payment of the compensation fee to the relevant authority for deposit according to law. The time when such submission is completed shall be deemed to be the date of payment of the compensation fee.

5.5.	If Party A fails to pay the non-competition compensation fee to Party B within one month after Party B’s Separation, Party A shall be deemed to have released Party B from the Non-competition Obligation (which means that Party B may not be subject to the obligations set forth in and only in Articles 4.3 and 4.4). Upon such time, Party B shall make no claim against Party A for payment of the non-competition compensation fee in any manner (including but not limited to arbitration or litigation).

6.	Liabilities for breach of contract

6.1.	If Party B is in breach of any of the provisions set forth in Articles 2.1, 3, 4.1 and 4.2, Party A shall be entitled to terminate the employment agreement immediately.

If Party B is in breach of any of the provisions set forth in Articles 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.5 and 4.6 by way of non-performance or improper performance of his obligations, Party A will affix the administrative or civil liabilities on Party B in accordance with the relevant laws, regulations and corporate rules; where the circumstance is serious, Party A will additionally petition the judicial authorities to investigate into Party B’s criminal liabilities. If Party A sustains any loss, Party B shall be liable for compensating Party A for such loss. If it is difficult to calculate the amount of such loss, the amount of compensation shall be the greater of (1) no less than 50% of the aggregate of Party B’s salary already paid by Party A and other expenses during the Service Term; or (2) RMB300,000. If such compensation payment is insufficient to pay for Party A’s actual damages, Party A reserves the right to recover liquidated damages from Party B. The payment of the default penalty shall not be intended as a dissolution or termination of Party B’s relevant confidentiality obligation referred to above.

6.2.	If Party B deliberately utilizes the trade secrets of Party A and/or any Third Party or provides the trade secrets of Party A and/or any Third Party to a new employer unit or other unit to use, develop, research and produce, and make profit on it, Party B and the secret using unit shall be jointly and severally liable to Party A and/or any Third Party for such loss, if there is any.

6.3.	If Party A paid the non-competition compensation fee to Party B as per the provision of this agreement, and Party B did not perform the obligation of non-competition (i.e. Party B failed to perform the obligation stipulated in Art. 4.3 and 4.4), Party B shall be liable to Party A as follows: Party B shall pay the default penalty to Party A in addition to the reimbursement of the total amount of the non-competition compensation fee paid by Party A, and the amount of the default penalty shall be 50% of the non-competition compensation fee stipulated by this agreement. The reimbursement of the non-competition compensation fee and the payment of the default penalty is not intended as a weakening, dissolution or termination of Party B’s non-competition obligation.

6.4.	During the period of existence of the labor relation between Party A and Party B, Party A may directly deduct all or a part of the salary, remuneration, bonus, various compensation fees, and other income due and payable to Party B in order to recover Party A and or any Third Parties’ losses. The damages borne by Party B to Party A shall include but not be limited to the losses, direct and/or indirect, tangible and/or intangible, property and/or non-property related, sustained by Party A and or any Third Parties due to Party B’s breach of contract, as well as the reasonable expenses incurred by Party A for investigation into Party B’s breaching activities.

6.5.	Whether this agreement terminates or not, Party A is entitled to claims against Party B for any loss sustained by Party A at any time if Party A has incurred any loss or Party A is subject to any claims from any Third Party due to Party B’s infringement on the Trade Secret or violations of any Third Party’s operation procedures. After Party B compensates the loss sustained by Party A and/or any Third Party, Party B shall continue to be subject to this agreement.

7.	Termination of Non-competition Obligation

The parties agree that Party B’s Non-competition obligation under Article 4 shall automatically terminate upon the occurrence of any of the following circumstances:

7.1.	The non-competition period for Party B stipulated in this agreement expires;

7.2.	Party A refuses to pay the non-competition compensation fee to Party B, or delays the due payment of the compensation fee for one month or more without justifiable cause; or

7.3.	Party A’s status as a legal person is terminated and there is no successor or assign to its rights and obligations.

8.	Severability

The invalidity of any provision of this agreement shall not affect the validity, legitimacy and enforceability of other provisions, and said invalid provision shall be replaced by another valid, legal, and enforceable provision which reflects the original intent of the parties to the greatest extent.

9.	Notice

9.1.	Notices may be delivered in person, or by courier (including commercial express delivery), registered mail, or public announcement.

9.2.	Notices shall be delivered to the following addresses, unless modified by way of a prior written notice:

If to Party A:

Address:	4th Floor, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing, P.R.China

Postal code: 100086

Attention: Steve Zhang

Telephone no.: +86 10 8216 6699

Facsimile no.: +86 10 8216 6028

If to Party B:

Address: [—]

Postal code: [—]

Attention: [—]

Telephone no.: [—]

Facsimile no.: [—]

Email: [—]

9.3.	Notices or correspondence shall be deemed effectively given:

9.3.1.	upon the date on which the receiving party signs to acknowledge the receipt if delivered by courier (including commercial express delivery); or

9.3.2.	seven (7) days after the date of issuance of the postal receipt by the post office if delivered by registered mail.

10.	Modification; waiver

10.1.	This agreement may only be amended or modified with the mutual consent of both parties evidenced by a written document signed by them.

10.2.	The consent, waiver, or change rendered by either party to this agreement with respect to a certain event shall only be applicable to that event, and shall not be presumed as the approach of that party to any event of the same kind which may occur in the future, unless otherwise expressly indicated in writing.

10.3.	Failure or delay to exercise any right under or related to this agreement by either party shall not be deemed as a waiver of such right.

11.	Related Parties

11.1.	During the Service Term, Party B may have contact or become familiar with Trade Secrets of any of Party A’s related parties, or any individuals or entities related to Party A’s related parties (including but not limited to customers, suppliers and business partners of Party A’s related parties). Party B shall be equally bound by this agreement with regards to the Trade Secret of Party A’s related parties, or any individuals or entities that are related to Party A’s related parties, including any rules and regulations regarding third-party procedures. Party A and Party A’s related parties, may individually or collectively seek any further damages that resulted from Party B’s violation of this agreement.

11.2.	Party A’s related parties include, but are not limited to: AsiaInfo H.K. Limited, AsiaInfo (H.K.) Systems Co. Ltd., AsiaInfo International Pte Ltd., AsiaInfo Technologies (Chengdu), Inc., Beijing Shangxin Yitong Information and Technology Co., Ltd., Beijing Star VATS Technologies Inc., Beijing Zhongxinjia Sci-Tech Development Co., Ltd., Bonson Information Technology Ltd., Hangzhou Zhongbo Software Technology Co., Ltd., Lenovo-AsiaInfo Technologies, Inc., Lenovo Computer System and Technology Services Ltd., Lenovo Security Technologies (Beijing), Inc., Shanghai Xinjia Information and Technology Co., Ltd., SmartCall Group Ltd., SmartCall Holding Ltd., Linkage Technologies Investment Limited, Hong Kong Linkage Technology Limited, Linkage Technology (Nanjing) Co., Ltd., Suzhou United New Science and Technology Corporation, and Jiangsu Linkage Technology Co., Ltd.

12.	Effective Date

This agreement will become effective only upon the Closing Date, as defined in that certain Business Combination Agreement, dated as of December 4, 2009, by and among Party A, Linkage Technologies International Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands, and the other parties thereto.

13.	Miscellaneous

13.1.	Each party acknowledges that it has carefully reviewed and fully understands the contents of all the provisions of this agreement and the legal implication of these contents. This agreement shall be executed by Party A’s authorized representative and Party B.

13.2.	This agreement shall have two counterparts, each of which shall be held by each party respectively, and all of which shall have equal legal force.

13.3.	This agreement constitutes one of the “Supplemental Agreements” referred to in the Master Executive Employment Agreement dated as of the date hereof between you and AsiaInfo Holdings, Inc. (the “Master Agreement”). In the event of any conflict between this agreement and the Master Agreement, the terms of the Master Agreement shall prevail.

13.4.	This agreement is written in the Chinese and English languages, each of which shall have equal effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the date set forth below.

Party A (Seal):	/s/ Steve Zhang	Party B:	/s/ Guoxiang Liu

Date of signature:	June 5, 2010	Date of signature:	June 5, 2010

(Seal of AsiaInfo Technologies (China), Inc.)

[SIGNATURE PAGE TO CONFIDENTIALITY AND NON-COMPETITION AGREEMENT]

EXHIBIT B

AsiaInfo Technologies (China), Inc.

PRC Employment Contract

Party A:	AsiaInfo Technologies (China), Inc.

Legal Representative: Steve Zhang

Address: 3, 4/F, Zhongdian Information Tower, No. 6 Zhongguancun South Street, Haidian District Beijing

Postal Code: 100086

Party B:	Guoxiang Liu

ID Card/Passport No.: [—]

Home Address: [—]

Postal Code: [—]

Household Registration Address: [—]

Telephone: [—]

Party A and Party B (hereinafter referred to as the “Parties”) have entered into this employment contract (“Contract”) on the basis of equal, voluntary and mutual consultation and negotiation and in accordance with the Labor Law of the People’s Republic of China, Labor Contract Law of the People’s Republic of China and other relevant laws and regulations. Both Parties have agreed to comply with the provisions of this Contract.

ARTICLE I

TERM

1.1	The Contract is for a fixed duration. This Contract shall commence on the Effective Date and terminate on the third anniversary thereof (the “Expiration Date”), with no probationary period. For purposes of this Contract, the “Effective Date” means the Closing Date, as defined in that certain Business Combination Agreement, dated as of December 4, 2009, by and among AsiaInfo Holdings, Inc., Linkage Technologies International Holdings Limited, and the other parties thereto.

ARTICLE II

JOB DESCRIPTION

2.1	Upon the Effective Date, Party B’s post (or position) will be Executive Vice President, based at the Company’s headquarters in Beijing or at such other location as Party A’s Chief Executive Officer may determine. You shall report to Party A’s Chief Executive Officer. During the valid period of this Contract, Party A may change Party B’s abovementioned post (or position) or location based on Party A’s production, operation or working requirements or Party B’s working capacities and performance, including but not limited to adjustment made to Party B’s job description or work place, promotion, work transfer at the same level, and demotion, etc., or adjustment made to Party B’s responsibilities without any change to Party B’s abovementioned post (or position).

2.2	Party B has agreed with Party A to arrange Party B’s work assignment according to the requirements during the term of this Contract, and Party B must complete the required quantity, quality target or work assignment pursuant to the duties of the post (or position) in which Party B engages as well as the relevant requirements. When performing this Contract, Party B may not exceed its scope of authority assigned to it by Party A. Party B has agreed that during the term of this Contract:

(a)	comply with the provisions herein, relevant laws and regulations and all of Party A’s rules and regulations,

(b)	during the prescribed work time, Party B shall exert all efforts, capabilities and technique to perform the obligations under this Contract; apart from ensuring its own work being up to the duty criterion for the post as set by Party A, Party B shall also complete any additional assignment as reasonably requested by Party A and, use its best efforts to assist Party A to meet or exceed the contemplated commercial purposes; and,

(c)	Party B shall not engage in any activities which may harm Party A’s interests, nor try to obtain private profit for itself or others, directly or indirectly, by utilizing its position or authority in Party A.

ARTICLE III

WORKING HOURS AND PAID HOLIDAYS

3.1	Upon the Effective Date of this Contract, subject to the requirements of Party B’s post (or position), Party B’s working hours may be any one of the following:

(1)	standard/regular working hours: eight (8) hours a day and on average no more than forty (40) hours a week;

(2)	integrated working hours: average daily and weekly working hours shall be subject to statutory standard.

(3)	flexible working hours: flexible working hours subject to completion of assigned duties and responsibilities.

During the term of this Contract, if there is any changes in applicable labor law and regulations or adjustments to Party B’s post (or position), Party A shall adjust Party B’s working hours accordingly.

3.2	Party B shall be entitled to paid public holidays, such as: (a) New Year Day; (b) Spring Festival; (c) International Labor Day; (d) Ching Ming Festival; (e) Dragon Boat Festival; (f) Mid-Autumn Festival; (7) National Day; and (8) any other holidays as prescribed by Chinese laws and regulations.

3.3	Party A may arrange Party B to extend its work time due to work needs, including arranging Party B to work overtime on weekends and holidays if needed. However, the overtime working hours shall not exceed the maximum stipulated by the PRC government. Party A shall arrange make-up break equivalent to the overtime for Party B or pay relevant fees to Party B, subject to the national regulations and Party A’s applicable rules and regulations.

3.4	Party A may refuse to pay any compensation for Party B’s extended working hours in the event that Party B extends its working hours in order to complete the assignment in time or without Party A’s request or approval.

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ARTICLE IV

REMUNERATION

4.1	Party A shall provide Party B with a base salary of such amount as is reasonably determined by the Compensation Committee of the board of directors of Party A.

4.2	During the term of this Contract, Party B’s salary shall be paid monthly by means of cash, bank transfer or any other method. Such payment shall include any allowances or subsidies, including but not limited to transportation allowance and heating subsidies etc.

4.3	During the term of this Contract, Party A may make corresponding adjustments and changes to Party B’s salary amount, including increase or decrease Party B’s salary criterion based on Party B’s post or position change (circumstances in which Party B’s work, duties or scope have changed while its post or position remains the same are also included), or Party B’s performance, or Party A’s systems or policies relating to salary or position adjustment.

4.4	Where Party B suffers from a disease or has sustained an injury that is not work-related, Party A shall offer Party B the sick pay, disease redress expenses and medical treatment during the medical treatment period, subject to Party A’s regulations and relevant provisions of local governmental authorities. In case there is no relevant provisions of local governmental authorities and Party B refuses to be subject to Party A’s internal rules and regulations, Party B agrees that Party A shall pay Party B the sick pay during the medical treatment period in the amount of 80% of the local minimum wage standard.

4.5	If Party A suspends its operation not as a result of Party B’s fault, Party A shall pay Party B compensation pursuant to this Contract if such suspension lasts less than one month. In the event the suspension is more than one month and Party A fails to assign Party B to a new post (position), Party A shall pay Party B compensation in the amount of 70% of the local minimum wage standard (or minimum living standard as applicable).

4.6	Subject to applicable laws and regulations, Party A may withhold or deduct the following fees or amounts from Party B’s salaries, other remuneration or expenses reimbursement: (a) any amount Party B owes Party A; and/or (b) any other lawful taxes, liens and fees; and/or (c) for any other legal purposes.

4.7	Party B agrees to abide by Party A’s privacy rules related to employees’ compensation. If Party B deliberately leaks its compensation to the public, obtains any other employees’ compensation through unauthorized channels or files complaints based on other employees’ compensation, Party A, based on its applicable rules and regulations, may enforce certain disciplinary action against Party B. If Party B decides to appeal its compensation (or remuneration), Party B may do so through Party A’s Human Resources Department or by way of negotiation.

ARTICLE V

SOCIAL INSURANCE AND WELFARE

5.1	Party A and Party B shall contribute to employee pension insurance, unemployment insurance, medical treatment insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance as established by the State and local authorities. Party A shall withhold the portion which should be paid by Party B from its salary as per the relevant requirements.

5.2	If Party B suffers from any work-related injury or occupational disease, Party B shall be entitled to compensation and treatment pursuant to applicable government rules and regulations.

5.3	Party A, subject to Party A’s economic performance and revenue, may pay a year-end bonus to Party A’s employees. If a discretionary bonus is paid, such bonus is based on each individual employee’s performance valuation and contribution to Party A. If Party B’s employment was terminated prior to the performance evaluation date, Party B shall not be entitled to the bonus program.

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5.4	Party B shall promptly provide Party A with valid certificates for social insurance and public housing fund programs. Party B shall bear any consequences resulted from any failure or delay in providing such certification to Party A.

ARTICLE VI

LABOR DISCIPLINE AND REGULATION

6.1	Party B shall be subject to Party A’s arrangement of work, strictly comply with national laws and regulations, and rules, regulations, labor disciplines and work criterion stipulated by Party A’s companies or departments in accordance with law, take good care of Party A’s properties, observe professional ethics, and actively participate in the training organized by Party A so as to improve professional skills.

6.2	Party A may promulgate or amend Party A’s labor rules and regulations. Party A shall notify such amendment to Party B by any method as Party A deems appropriate (including but not limited to notice, announcement, circular, memorandum, employee’s manual or declaration at a training or meeting, etc.).

6.3	Party A may require Party B to indemnify Party A’s economic losses resulting from Party B’s violation of laws or Party A’s internal rules and regulations.

ARTICLE VII

WORKING CONDITIONS, LABOR PROTECTION AND OCCUPATIONAL HAZARD PREVENTION

7.1	During the term of this Contract and subject to relevant laws and regulations, Party A has agreed to provide Party B with working environment, conditions and equipment necessary to ensure Party B works in a safe and healthy environment; in addition, Party A will actively coordinate with Party B to provide corresponding conditions for Party B to complete its obligations hereunder and to abide by the provisions hereunder as well as Party A’s internal rules and regulations.

7.2	Party A shall provide Party B with necessary safety based on work needs. If Party B has to be exposed to an occupational disease hazard, such occupational disease hazard, the consequences thereof, the prevention measures and treatment shall be set forth in Party A’s administrative measures on labor protection or other relevant internal documents for Party B’s reference. Upon the Effective Date of this Contract, Party A shall be deemed to perform its notification obligation regardless of whether Party B has referred to such documents.

ARTICLE VIII

TERMINATION AND DISSOLUTION

8.1	Party B represents and warrants that it has terminated its employment with his former employer, if applicable, when signing this Contract.

8.2	This Contract may only be amended upon written agreement of both Parties.

8.3	On the Expiration Date, this Contract shall be automatically renewed for an additional term of 3 years, unless either Party notifies the other Party of its decision not to renew this Contract.

8.4	This Contract may be terminated, dissolved or renewed by either Party pursuant to the Labor Law of the People’s Republic of China and other applicable government rules and regulations.

8.5	If Party A terminates the Contract in violation of the provisions herein, then Party A shall be liable for any losses incurred by Party B pursuant to the provisions of Labor Law of the People’s Republic of China.

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8.6	Upon dissolution or termination of this Contract by the Parties for any reason, Party B shall immediately cease all activities conducted in the name of Party A, complete outstanding business as per Party A’s requests, settle all accounts, carry out any work-related transitions, and return all Party A’s properties, including but not limited to:

(a)	all documents and files with respect to Party A, Party A’s management, operation and products and the copies thereof, which are maintained, used or controlled by Party B;

(b)	name lists and information relating to Party A’s suppliers, clients and other business contacts;

(c)	software, disks, hardware and CDs containing Party A’s data and information; and

(d)	instruments, uniforms, apparatuses, equipment and other office appliances, etc., which have been provided to Party B by Party A for work purposes.

8.7	Upon dissolution or termination of this Contract, any indemnification liabilities borne by Party A shall be paid to Party B upon completion of the work-related transitions and other obligations under Article 8.6.

8.8	Upon dissolution or termination of this Contract, Party A shall issue labor contract termination certificate evidencing such termination. In addition, Party A shall also arrange transfers of Party B’s social insurance and welfare documentation in accordance with applicable laws and procedures.

ARTICLE IX

SETTLEMENT OF LABOR DISPUTE

Labor disputes arising from the performance of this Contract shall be first settled by the Parties through friendly consultation; should the consultation fail, either Party may submit such labor dispute to a labor dispute arbitration commission having jurisdiction for arbitration. If either Party disagrees with the arbitration award, it may appeal against such award at a people’s court.

ARTICLE X

OTHER AGREEMENTS

The “Confidentiality and Non-competition Agreement”, “Employee Handbook”, “Professional Ethic Criteria of AsiaInfo”, “Labor Disciplines and Disciplinary Action Rules” and “Statement of AsiaInfo Policy regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees” separately entered into by the Parties are attached hereto as appendixes.

ARTICLE XI

MISCELLANEOUS

11.1	This Contract shall be in the Chinese and English languages, each of which shall have equal effect. This Contract shall be executed in counterparts and two (2) copies, with each of Party A and Party B keeping one (1) copy. Each of the two (2) copies of this Contract shall be equal in legal force.

11.2	Except as provided in Section 11.3 below, this Contract constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous unperformed employment contract, or relevant stipulations and agreements. Upon the Effective Date of this Contract, any prior agreements or understanding between the Parties shall cease to be effective. Except as provided in Section 11.3 below, this Contract governs all issues relating to this subject matter between the Parties.

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11.3	This Contract constitutes one of the “Supplemental Agreements” referred to in the Master Executive Employment Agreement dated as of the date hereof between you and AsiaInfo Holdings, Inc. (the “Master Agreement”). In the event of any conflict between this Contract and the Master Agreement, the terms of the Master Agreement shall prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF each of the Parties hereto has caused this Contract to be executed by its duly authorized representative on the date set forth below.

Party A: AsiaInfo Technologies (China), Inc.	Party B: Guoxiang Liu

(Seal): AsiaInfo Technologies (China), Inc.

/s/ Steve Zhang	/s/ Guoxiang Liu
Legal Representative or
Entrusted Agent (Signature/Seal)

Date of Execution:	June 5, 2010	Date of Execution:	June 5, 2010

[SIGNATURE PAGE TO EMPLOYMENT CONTRACT]

EXHIBIT C

CHANGE-OF-CONTROL

SEVERANCE AGREEMENT

This Agreement, dated as of June 5, 2010, is made and entered into by and between AsiaInfo Holdings, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business at Zhongdian Information Tower, No. 6 Zhongguancun South Street, Beijing, People’s Republic of China (the “Company”), and Guoxiang Liu (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined below) may exist from time to time and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication to the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company, although no such change is presently known to be contemplated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

“Base Salary” shall mean the annual base rate of regular compensation of the Executive immediately before a Change of Control, or if greater, the highest such rate at any time during the 12-month period immediately preceding the Change of Control.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean a merger, consolidation, or sale of all or substantially all of the Company’s assets.

“Cause” shall mean (i) the willful and continued failure by the Executive substantially to perform his duties with the Employer (other than any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason) or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes hereof, no act, or failure to act, on the Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the Executive in the absence of good faith and without a reasonable belief that such act or omission was in the best interest of the Employer.

“Change of Control” shall mean the first to occur, after the date hereof, of any of the following:

(i) any Person (excluding the Company, any employee benefit plan of the Company or a corporation controlled by the Company’s stockholders) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing more than 45% of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities;

(ii) during any period of 12 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority thereof because of a vote of the Company’s stockholders, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

(iii) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 45% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities;

(iv) the stockholders of the Company or the Board approve a plan of complete liquidation or dissolution of the Company; or

(v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change of Control as provided above, no subsequent event or condition shall constitute a Change of Control for purposes of this Agreement, with the result that there can be no more than one Change of Control hereunder.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall mean, subject to Section 5.1(a), AsiaInfo Holdings, Inc., a corporation organized under the laws of the State of Delaware.

“Covered Termination” shall mean if, within the one-year period immediately following a Change of Control, the Executive (i) is terminated by the Employer without Cause (other than on account of death or Disability), or (ii) terminates his employment with the Employer for Good Reason. The Executive shall not be deemed to have terminated his employment with the Employer for purposes of this Agreement merely because he ceases to be employed by the Employer and becomes employed by a new employer involved in the Change of Control; provided that such new employer shall be bound by this Agreement as if it were the Employer hereunder with respect to the Executive. It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change of Control, the Executive ceases to be employed by the Employer and does not become employed by a successor to the Employer after the Change of Control if the successor makes an offer to employ the Executive on terms and conditions which, if imposed by the Employer, would not give the Executive a basis on which to terminate employment for Good Reason.

“Date of Termination” shall mean the date on which a Covered Termination occurs.

“Disability” shall mean the occurrence after a Change of Control of the incapacity of the Executive due to physical or mental illness, whereby the Executive shall have been absent from the full-time performance of his duties with the Employer for six consecutive months.

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“Effective Date” shall mean the Closing Date, as defined in that certain Business Combination Agreement, dated as of December 4, 2009, by and among AsiaInfo Holdings, Inc., Linkage Technologies International Holdings Limited, and the other parties thereto.

“Employer” shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change of Control (other than in connection with and as an integral part of a series of transactions resulting in a Change of Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean, without the express written consent of the Executive and except as a result of the Executive’s failure to satisfy applicable performance criteria, the occurrence after a Change of Control of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) assignment to the Executive of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities from those in effect immediately prior to the Change of Control;

(ii) a reduction in the Executive’s Base Salary as in effect immediately before the Change of Control, except for a reduction that applies in equal proportion to all employees of the Company; or

(iii) a material reduction in the Executive’s aggregate compensation opportunity, including (A) the Executive’s Base Salary, (B) bonus opportunity, if any, and (C) long-term or other incentive compensation opportunity, if any (taking into account, in the case of such bonus and incentive opportunities, without limitation, any target, minimum and maximum amounts payable and the attainability and reasonability of any performance hurdles, goals and other measures).

“Notice of Termination” shall mean a notice given by the Employer or Executive, as applicable, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Executive or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Executive.

“Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Stock Options” shall mean options issued by the Company to purchase Stock.

“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

“Target Annual Bonus” shall mean the Executive’s annual bonus for the Employer’s fiscal year in which the Date of Termination occurs, which bonus would be paid or payable if the Executive and the Employer were to satisfy all conditions to the Executive’s receiving the annual bonus at target (although not necessarily the maximum annual bonus); provided that such amount shall be annualized for any fiscal year consisting of less than 12 full months; and provided, further, that, if at the time of a Change of Control it is substantially certain that a bonus at a level beyond target will be paid or payable for the fiscal year, then the bonus which is substantially certain to be paid or payable, rather than the target bonus, shall be used for these purposes.

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Section 2

BENEFITS ACCRUING UPON A COVERED TERMINATION

2.1 If a Covered Termination occurs, then the Executive shall be entitled hereunder to the following benefits, none of which shall be subject to tax equalization:

(a) any unpaid portion of the Executive’s Base Salary through the Date of Termination;

(b) the product of (i) the Executive’s Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control) and (ii) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(c) an amount equal to the sum of (i) the Executive’s Base Salary for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control) and (ii) the Executive’s Target Annual Bonus for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control);

(d) immediate vesting of 50% of any outstanding unvested Stock Options held by the Executive as of the Date of Termination;

(e) the right to exercise all vested Stock Options (including any Stock Options that become vested pursuant to the foregoing clause 2.1(d)) for a period of 18 months after the Date of Termination (notwithstanding anything to the contrary otherwise provided under the terms and conditions of such Stock Options);

(f) for a period of one year after the Date of Termination, the Employer shall arrange to make available to the Executive medical benefits that are at least at a level (and cost to the Company) that is substantially similar in the aggregate to the level of such benefits that was available to the Executive immediately prior to the Change of Control; provided that (i) the Employer shall not be required to provide benefits under this Section 2.1(f) upon and after the Change of Control that are in excess of those provided to a majority of the executives of similar status who are employed by the Employer from time to time upon and after the Change of Control, and (ii) no benefit otherwise to be made available to the Executive pursuant to this Section 2.1(f) shall be required to be made available to the extent that substantially equivalent benefits are made available to the Executive by any subsequent employer of the Executive; and

(g) for a period of six months after the Date of Termination, the Employer shall continue to provide the Executive with any housing entitlement (including any housing allowance and any contribution made by the Company towards any government or Company housing scheme) he was entitled to as of the Date of Termination (or, if higher, as in effect at the time of the Change of Control).

2.2 (a) The cash payments provided for in Section 2.1(a), (b) and (c) (except as otherwise expressly provided therein, as provided in Section 2.2(b) or as otherwise expressly provided hereunder) shall be made as soon as practicable, but in no event later than 30 days, following the Date of Termination in the form of either (i) a lump sum cash payment or (ii) at the Executive’s request, monthly payments over no more than a 12 month period, by check or wire transfer of immediately available funds.

(b) Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of this Agreement shall be paid or otherwise made available unless and until the Employer shall have first received from the Executive (no later than 60 days after the Employer has provided to the Executive estimates relating to the payments to be made under this Agreement) a valid, binding and irrevocable general release, in form and substance acceptable to the Employer in its discretion; provided that the Employer shall be permitted to defer any payment or benefit otherwise provided for in this Agreement to the 15th day after its receipt of such release and time at which it has become valid, binding and irrevocable. The Employer may require that any such release contain an agreement of the Executive to notify the Employer of any benefit made available by a subsequent employer as contemplated by clause (ii) of the proviso to Section 2.1(f).

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2.3 For the avoidance of doubt, an Executive who is terminated for Cause shall not be entitled to any of the benefits and compensation provided for in Section 2.1.

Section 3

BENEFITS ACCRUING UPON A CHANGE OF CONTROL

3.1 In the event of a Change of Control and regardless of whether or not a Covered Termination occurs, if the Change of Control is not effected by a Business Combination whereby the successor corporation assumes all of the Executive’s outstanding Stock Options or replaces such Stock Options with options or similar incentives with a substantially equivalent economic value, the Executive shall be entitled to immediate vesting of 50% of any outstanding unvested Stock Options held by the Executive as of the date of such Change of Control. Such newly vested Stock Options shall become exercisable on the date of such Change of Control and shall remain exercisable thereafter in accordance with their respective terms.

Section 4

TAX PROVISIONS

4.1 If all, or any portion, of the payments and benefits (as determined by the Company) provided under this Agreement, if any, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or its affiliates, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then such payments and benefits shall be subject to reduction by the Company if and to the extent necessary to prevent any part of such payments and benefits from constituting an excess “parachute payment”.

4.2 The Executive shall be responsible for any income taxes on all payments or benefits provided for by this Agreement and the Company shall be entitled to withhold any amounts required by law.

Section 5

MISCELLANEOUS

5.1 (a) The Company shall require any successor entity in any Business Combination expressly to assume and agree to perform the Company’s obligations under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Employer (as constituted prior to such succession) in the same amount and on the same terms as the Executive would be entitled to hereunder were the Executive’s employment terminated for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 5.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change of Control not to constitute a Change of Control.

(b) Notwithstanding Section 5.1(a), the Company shall remain liable to the Executive upon a Covered Termination after a Change of Control if (i) the Executive is not offered continuing employment by a successor to the Employer or (ii) the Executive declines such an offer and the Executive’s resulting termination of employment otherwise constitutes a Covered Termination hereunder.

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(c) This Agreement, and the Executive’s and the Company’s rights and obligations hereunder may not be assigned by the Executive or, except as provided in Section 5.1(a), the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void.

(d) The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, the Executive’s estate.

5.2 Except as expressly provided in Section 2.1, the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.

5.3 The Employer shall reimburse all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. The Company shall make advances to the Executive with respect to such fees and expenses at the request of the Executive. Such payments are to be made within five days after the Executive’s request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the Executive shall pay his own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive’s behalf under this Section 5.3).

5.4 The Executive may file a claim for benefits under this Agreement by written communication to the Board. A claim is not considered filed until such communication is actually received by the Board. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances shall be provided within the initial 90-day period) after the filing of the claim, the Board shall:

(a) approve the claim and take appropriate steps for satisfaction of the claim; or

(b) if the claim is wholly or partially denied, advise the Executive of such denial by furnishing to him or his a written notice of such denial setting forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Board, a reference to such rule, a copy of which shall be provided to the Executive; (iii) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of the reasons why such material or information is necessary; and (iv) a reference to this Section 5.4.

5.5 For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his respective address on file with the Secretary of the Company; if to the Company, addressed to AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People’s Republic of China, and directed to the attention of its Legal Department; if to the Board, addressed to the Board of Directors, c/o AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People’s Republic of China, and directed to the Company’s Legal Department; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.6 Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees unless the Employer shall determine otherwise.

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5.7 This Agreement is the exclusive arrangement with the Executive applicable to payments and benefits in connection with a Change of Control of the Company (whether or not a Change of Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes in control (whether or not Changes in Control). This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or executive compensation plan of the Employer, initially adopted as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Change of Control (including, but not limited to, the acceleration of any rights or benefits thereunder).

5.8 Any payments hereunder shall be made out of the general assets of the Employer. The Executive shall have the status of general unsecured creditor of the Employer, and this Agreement constitutes a mere promise by the Employer to make payments under this Agreement in the future as and to the extent provided herein.

5.9 Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the Executive’s employment at any time.

5.10 Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Employer and the Executive shall be submitted to arbitration in the Hong Kong Special Administrative Region or the City of Beijing in the People’s Republic of China, in accordance with Delaware law and the procedures of UNCITRAL. The determination of the arbitrator(s) shall be conclusive and binding on the Employer and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

5.11 This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

5.12 This Agreement shall become effective on the Effective Date and shall have an initial term of two years (the “Initial Term”). Following the Initial Term, this Agreement shall remain in full force and effect unless and until terminated by the Board upon six months’ prior written notice to the Executive delivered after the Initial Term.

5.13 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

5.14 The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

5.15 This Agreement constitutes one of the “Supplemental Agreements” referred to in the Master Executive Employment Agreement dated as of the date hereof between you and AsiaInfo Holdings, Inc. (the “Master Agreement”). In the event of any conflict between this Agreement and the Master Agreement, the terms of the Master Agreement shall prevail.

5.16 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the date first above written.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Title:	President & CEO

EXECUTIVE

/s/ Guoxiang Liu
Guoxiang Liu

[SIGNATURE PAGE TO CHANGE-OF-CONTROL SEVERANCE AGREEMENT]